                                                                EXHIBIT 99(a)(3)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated December 22, 1995 and the related Letter of Transmittal, and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Morgan Stanley & Co. Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            COBRA GOLF INCORPORATED

                                       AT

                             $36.00 NET PER SHARE

                                       BY

                                   HCAC, INC.

                          A WHOLLY-OWNED SUBSIDIARY OF

                             AMERICAN BRANDS, INC.

     HCAC, Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of American Brands, Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of Cobra Golf Incorporated, a Delaware corporation (the "Company"), at a price of $36.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 22, 1995 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").
Following the Offer, Purchaser intends to effect the Merger described below.
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     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON TUESDAY, JANUARY 23, 1996, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES WHICH WOULD CONSTITUTE A MAJORITY OF (1) THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS) AND (2) THE OUTSTANDING SHARES
(DETERMINED ON A FULLY DILUTED BASIS) NOT OWNED BENEFICIALLY OR OF RECORD BY THE COMPANY'S DIRECTORS OR OFFICERS AND (ii) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE ANTITRUST WAITING PERIODS.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 18, 1995 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the
Company (the "Merger").   Following consummation of the Merger, the Company will
continue as the surviving corporation (the "Surviving Corporation") and will be a wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares owned by the Company as treasury stock, Shares owned by Purchaser, Parent or any subsidiary of Parent, or Shares with respect to which appraisal rights are properly exercised under Delaware Law) will be converted into and represent the right to receive $36.00 (or any higher price that may be paid per Share pursuant to the Offer) in cash without interest thereon.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS BY A UNANIMOUS VOTE OF THOSE MEMBERS PRESENT APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT, AND THE OFFER AND THE MERGER CONTEMPLATED THEREBY, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

          Simultaneously with the execution and delivery of the Merger Agreement, certain stockholders, all of whom are Company directors or affiliates thereof (collectively, the "Selling Stockholders"), have entered into a Stock Option and Tender Agreement, dated as of December 18, 1995 (the "Stock Option and Tender Agreement"), pursuant to which the Selling Stockholders have given the Parent options to purchase, upon the terms and subject to the conditions set forth in the Stock Option and Tender Agreement, any and all Shares (i) beneficially owned by them as of December 18, 1995, representing in the aggregate approximately 26% of the outstanding Shares, and (ii) thereafter acquired by such Selling Stockholders (collectively, the "Subject Shares") at a purchase price of $36.00 per Share subject to adjustment if the Offer Price is increased. The Stock Option and Tender Agreement further provides, among other things, that each Selling Stockholder will tender all of its Shares in the Offer, not withdraw them, except that the Selling Stockholders will be required to withdraw such Shares under certain circumstances and, if such Shares are withdrawn to retender such Shares if requested by the

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Parent. If any Shares are purchased in the Offer, the Subject Shares will be purchased either in the Offer or pursuant to the exercise of the options. Pursuant to the Stock Option and Tender Agreement, the Selling Stockholders have also granted the Parent, or any nominee of the Parent, irrevocable proxies with respect to their Subject Shares to vote such Shares on certain matters at any annual, special or adjourned meeting of stockholders of the Company or to execute a written consent with respect to such matters on their behalf in lieu of a meeting.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to First Chicago Trust Company of New York (the "Depositary") of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to validly tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser by reason of any delay in making such payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in Section 2 under "THE TENDER OFFER" in the Offer to Purchase) pursuant to the procedures set forth in Section 2 under "THE TENDER OFFER" in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 under "THE TENDER OFFER" in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

     Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, whether or not any of the events specified in Section 15 under "THE TENDER OFFER" in the Offer to Purchase shall have occurred or shall have been determined by Purchaser to have occurred, and amend the Offer in any other respect, in either case by giving oral or written notice of such extension or amendment to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Tuesday, January 23, 1996 (or the latest time and date at which the Offer, if extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser

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pursuant to the Offer, may also be withdrawn at any time after February 19,
1996. In order for the withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 2 under "THE TENDER OFFER" in the Offer to Purchase), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 2 under "THE TENDER OFFER" in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal, and if required, other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished by Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

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                    The Information Agent for the Offer is:

                               KISSEL-BLAKE, INC.
                                _______________

                                110 Wall Street
                           New York, New York  10005
                         CALL TOLL FREE 1-800-554-7733
                    Banks and Brokers Call: (212) 344-6733

                      The Dealer Manager for the Offer is:

                              MORGAN STANLEY & CO.
                                  INCORPORATED
                                 1585 Broadway
                           New York, New York  10036
                                (212) 761-4699

December 22, 1995

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